Exhibit 99(e)

                         CONSULTANT ENGAGEMENT AGREEMENT

     This Agreement, dated this 1st day of August, 2002, by and between JONATHAN
A. FIRESTEIN, an individual ("Consultant"), and PRACTICAL PLASTICS, INC. ("Company"), a Nevada corporation, having a principal place of business at 18712 Curry Powder Lane, Germantown, Maryland 20874.

                                   WITNESSETH

     WHEREAS, Consultant wishes to provide certain professional/managerial services (the "Services" ) as set forth in Appendix A, which is attached hereto and made a part hereof; and

     WHEREAS, Company wishes to procure the Services from Consultant, for good and valuable consideration, as more fully described in Appendix A attached hereto and made a part hereof.

     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

1.   SCOPE OF WORK.

     (a) Consultant agrees to provide the Services described in Appendix A which is attached hereto.

     (b) In the event that additional assignments are agreed upon between Consultant and Company, the parties shall execute addendums to this Agreement describing the additional assignments, including the fees, schedule and for that specific assignment.

2.   TERM/TERMINATION.

     This Agreement shall remain in effect until the sooner of: (a) five (5) year(s) from its execution; or (b) as otherwise provided in the Agreement. Should both parties agree, this Agreement may be renewed for up to five (5) additional year(s).

     This Agreement may be terminated by either party on thirty (30) days prior written notice. In the event of any such termination, Consultant shall be paid for all Services which it performed prior to such termination, including any authorized Services performed during the notice period.

     Upon completion of Services or earlier termination of this Agreement, Consultant and/or its employees and subcontractors shall return to Company all data, materials and other work product, other than Materials as defined in paragraph 8, in their then current condition and return to Company all data and materials, and any copies of such data and materials in Consultant's possession, supplied to it in connection with this Agreement.

3.   PAYMENT FOR SERVICES.

     (a) Company agrees to pay Consultant in accordance with the Fees set forth in Appendix A. Consultant shall submit to the Project Manager (as defined in Article 15) an itemized monthly invoice for the Services rendered on an hourly basis by labor category, as set forth on Appendix A, and authorized expenses incurred. Invoices shall be payable within thirty (30) days of receipt.

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     (b) Company may, upon notice to Consultant, withhold payments for work which is not performed in compliance with this Agreement and/or reasonably question any item(s) reflected on Consultant's invoice. Pending the settlement or resolution of the issue(s), the non-payment of these items shall not constitute a default of this Agreement. Company shall pay all amounts due that are not in dispute. In the event Company withholds any payments from Consultant due to non-acceptance of any work, Company shall concurrently provide Consultant with detailed written notice setting forth the reason(s) for such non-acceptance, and Consultant shall have a reasonable opportunity to correct such work. Upon such correction, the withheld amounts shall be promptly paid. If Consultant disputes Company"s contention that appropriate grounds exist for withholding payments, it may suspend the performance of Services hereunder until settlement or resolution of the issue, without being in default of this Agreement.

4.   TRAVEL/REIMBURSABLE EXPENSES.

     (a) All travel by Consultant must be authorized in advance by the Company Project Manager, and shall be in accordance with Company expense guidelines.

     (b) The Company Project Manager should make all arrangements for Consultant for air travel, hotel reservations and rental car usage required in connection with the Services provided under this Agreement, through the appropriate Company approved travel agency, using the Project Manager's account number.

     (c) It is expected that all expenses associated with ground transportation (e.g., taxi cabs) and meals incurred by the Consultant, while conducting activities on behalf of Company, will be at reasonable rates and that the Consultant will exercise prudence in incurring such expenses.

     (d) Company will reimburse Consultant's approved business expenses at cost. The following disbursements will not be reimbursed: (i) secretarial or word processing services; (ii) photocopy expenses; (iii) any other charges incurred by the Consultant"s support staff, such as filing or proofreading, regardless of when incurred; (iv) any other overhead items (e.g., office supplies, furniture, conference room space, heating/air conditioning, etc.); and (v) local telephone or fax expenses. Request for reimbursement of expenses in excess of $20.00 (for any given expense) will require submittal of acceptable substantiating documentation for each such expense.

5.   INDEPENDENT CONTRACTOR.

     (a) Consultant shall perform all Services hereunder as an independent contractor, and nothing contained herein shall be deemed to create any association, partnership, joint venture, or relationship of principal and agent or master and servant, or employer and employee between the parties hereto or any affiliates or subsidiaries thereof, or to provide either party with the right, power or authority, whether express or implied, to create any such duty or obligation on behalf of the other party.

     (b) Consultant also agrees not to be treated, or seek to be treated, as an employee of Company for any purpose, including for the purposes of fringe benefits provided by Company, or for disability income, social security taxes and benefits, Federal unemployment compensation taxes, State unemployment insurance benefits and Federal income tax withholding at sources. Consultant hereby represents that Consultant has and at all times will maintain timely payments of all taxes due to the Internal Revenue Service and all other government agencies, including withholding and all other taxes.

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     (c) Consultant shall not at any time participate in any manner whatsoever in the sale of securities on behalf of Company.

6.   COMPLIANCE WITH LAWS.

     Consultant agrees to comply with all applicable Federal, state, county and local laws, ordinances, regulations and codes in the performance of its obligations under this Agreement, including but not limited to the procurement of permits, licenses and certificates where required and payment of applicable taxes. Consultant further agrees to hold harmless and indemnify Company and its subsidiaries and affiliates against any loss or damage (including reasonable attorney's fees) that may be sustained by reason of the failure of Consultant to comply with such laws, ordinances, regulations and codes provided that Company:

          (1) promptly notifies Consultant in writing of the claim; and

          (2) cooperates with Consultant in, and grants Consultant sole authority to control the defense and any related settlement.

7.   COMPLIANCE WITH COMPANY PROCEDURES.

     (a) Consultant agrees to comply with Company's policy regarding drug abuse, which prohibits the selling, distributing, manufacturing, processing, using or being under the influence of illegal drugs or illicit narcotics (non prescriptive medication) as defined by the state in which the business is conducted and/or Federal Government, while on Company business or on Company premises. In the event that Consultant or any of Consultant's employees or subcontractors violates the aforementioned policy, said person will be barred from performing any further Services for Company and this Agreement may be terminated by Company.

     (b) Consultant agrees that it will comply with all of Company's standard physical security procedures that may be in place at Company's location(s) where Consultant is performing work.

     (c) In the event this Agreement is terminated pursuant to the provisions of this Article no further liabilities or obligations shall accrue to Company, except for any Fees due and owing for Services performed as of the time of such termination.

8.   PROPRIETARY RIGHTS.

     (a) Subject to payment in full of the fees specified herein, except for Consultant"s tools, processes, pre-existing materials, methodologies and derivative works thereof (collectively, the "Consultant Materials") which Company acknowledges and agrees are owned by Consultant, Consultant hereby agrees that the FreedomFlask(R), all inventions, discoveries, improvements, specifications and other documentation, designs, methods, writings, compilations of information, and/or materials that are subject to being protected as intellectual property in the United States, whether under the laws of patents, copyrights, and/or trade secrets, (hereinafter referred to in the aggregate as "Inventions") that are conceived, designed, practiced, prepared, produced or developed by it, either alone or in concert with others:

          (1) in the course of its engagement hereunder,

          (2) based upon knowledge or information learned or gained from Company, or

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          (3) that results from the use of Company's facilities, personnel, or materials, are and shall be the sole and exclusive property of Company. The Consultant Materials and any improvements or ancillary products pertaining to the Consultant Materials that are created or discovered by Consultant in connection with the Services performed hereunder are and shall remain Consultant property.

     (b) Consultant agrees that all Inventions that are reduced to practice, or otherwise made by it, either alone or in concert with others within one (1) year immediately following the end of the term of its engagement by Company, which Inventions are reasonably within the scope of its engagement hereunder or related to knowledge or information learned or developed during said engagement, shall be presumed to have been conceived in the course of said engagement and are and shall be the sole and exclusive property of Company. The foregoing, however, may be overcome by Consultant by the production of tangible evidence showing clearly that any such Inventions were conceived after the expiration or termination of its engagement by Company under this Agreement or any extension(s) thereof.

     (c) Consultant agrees to communicate and disclose promptly to Company all Inventions made during said one-year period immediately following the expiration or termination of such engagement. Moreover, Consultant further agrees to safeguard the confidentiality and proprietary nature of any and all such Inventions in the same manner as that prescribed in Article 11 herein for the treatment of Company's Confidential and Proprietary Information.

     (d) Consultant agrees that the FreedomFlask and all Inventions are hereby assigned to Company and that it will execute all documents necessary to assign and transfer to Company, or its nominees, successors, or assigns, free of encumbrances, all rights, title, and interest in and to the FreedomFlask and any and all Inventions. All such assignments shall include, among other things, existing or prospective patent rights and copyrights in the United States and all foreign countries. All items provided to Company which qualify as Company's property shall be marked as follows:

     "Copyright" 2002 by Practical Plastics, Inc. All Rights Reserved."

9.   INDEMNIFICATION.

     (a) Consultant will defend, indemnify and hold Company harmless from and against any claim that the Services, or the Inventions delivered under this Agreement or Company's use thereof infringe a patent, utility model, industrial design, copyright, trade secret, trademark or other third party intellectual property right or right of confidentiality in the country where Consultant performs Services, provided that Company:

          (1) promptly notifies Consultant in writing of the claim; and

          (2) cooperates with Consultant in, and grants Consultant sole authority to control the defense and any related settlement.

     (b) Consultant will pay the cost of such defense and settlement and any costs, attorney's fees and damages awarded by a court of competent jurisdiction against Company. If such a claim is made or appears likely to be made, Consultant may procure the right for Company to continue using the Services, or the Inventions, or may modify, or may replace same. If use of the Services, or Inventions is enjoined, Consultant will modify Services, or Inventions and provide substitute Services, or Inventions acceptable to Company that do not

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infringe, or refund Company for payments made for such Services, or Inventions which are subject to any injunction.

     (c) Consultant shall separately defend, indemnify and hold Company harmless from and against any claim, liability, loss, cost or expense (including reasonable attorneys' fees) arising out of or resulting from any personal injury or death to persons, or damage to property, in the performance of the Services caused by the negligence or willful misconduct of Consultant, Consultant's employees, agents, or subcontractors provided that Company:

          (1) promptly notifies Consultant in writing of the claim; and

          (2) cooperates with Consultant in, and grants Consultant sole authority to control the defense and any related settlement.

10.  LIMITATION OF LIABILITIES.

     COMPANY AND CONSULTANT SHALL HAVE NO LIABILITY FOR ANY CLAIM RELATING TO THIS AGREEMENT IN EXCESS OF THE FEES AND EXPENSES PAID TO CONSULTANT, EXCEPT PURSUANT TO CONSULTANT"S INDEMNIFICATION OBLIGATIONS CONCERNING THIRD PARTY CLAIMS AGAINST COMPANY UNDER ARTICLE 9. IN NO EVENT SHALL COMPANY AND CONSULTANT BE LIABLE TO EACH OTHER FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF COMPANY AND CONSULTANT HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.  PROPRIETARY INFORMATION.

     Consultant hereby agrees that all knowledge and information that it learns or gains from Company or its subsidiaries in the course of its engagement hereunder, which knowledge and/or information (whether presently existing or hereafter developed) is not publicly known and which was not known by Consultant without restriction prior to this engagement or any previous engagement or employment by Company, regardless of the form in which such information may be contained or communicated (including, but not limited to, documents, drawings, tangible items, and photographs), is the exclusive, confidential and proprietary information of Company or its subsidiaries, or in some cases, of its or their vendors or customers who have entrusted the same to Company or its subsidiaries (said knowledge and information hereinafter being referred to collectively as "Proprietary Information").

12.  TAXES.

     (a) The fees and charges reflected in Appendix A hereof are exclusive of any sales, use, personal property, value added and goods/services taxes. Where applicable, such taxes shall appear as a separate item on Consultant"s invoice and Company shall be liable for the payment of such taxes to Consultant.

     (b) Notwithstanding the foregoing, Company shall not be responsible for any foreign, federal, state or local taxes based on Consultant"s net income or receipts, or such other taxes based on Consultant doing business in any particular jurisdiction.

13.  REPRESENTATIONS AND WARRANTIES.

     (a) Consultant represents and warrants that the Services performed pursuant to this Agreement shall be performed in a professional manner by individuals well qualified to perform such work, and agrees to provide Company, on request, with information concerning the individuals" experience which affirms these qualifications.

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     (b) Consultant hereby represents and warrants that the Services, and the
Inventions, and any information, material, products, designs, specifications or instructions provided by Consultant, or the use of any of the foregoing, do not infringe any patent, utility model, industrial design, copyright, trade secret, trademark or any other third party intellectual property right or right of confidentiality in any country where Consultant performs Services or provides work for Inventions.

14.  PROJECT MANAGEMENT AND REVIEW MEETINGS.

     (a) Company shall assign a Company employee (the "Project Manager") to manage the assignment and oversee the Consultant. The "Project Manager" is responsible for monitoring the Consultant's work, for review and approval of invoice documentation and shall act as the agent for the purpose of any notices required or given under this Agreement. Consultant's direct interface with Company shall be the assigned Company Project Manager. The assigned Project Manager for this Project is:

               Company Project Manager:      Steven E. Stocker
               Telephone Number:             301-916-4743

     (b) Unless otherwise provided, Consultant shall attend telephonic review meetings with Company personnel every two weeks during the term of the Agreement to discuss the progress of the Services and to report on and deliver work completed and in progress during the preceding two weeks.

15.  PUBLICITY.

     Both parties agree not to use the name of the other party or any of its affiliated companies in any sales or marketing publication or advertisement or make any public disclosure except as may be legally required, relating to this Agreement or the other party or any of its affiliated companies, without obtaining the prior written consent of the other party.

16.  NONSOLICITATION.

     During and for a period of one (1) year following termination of this Agreement, each party will not, without prior written consent of the other party, hire or attempt to hire any employee of the other party or its subsidiaries or affiliates, who were involved in the performance of services hereunder.

17.  NONDISCRIMINATION.

     Consultant agrees to comply and to cause its agent(s) and/or subcontractors to comply with the provisions of all applicable federal, state, and local laws, regulations and executive orders relating to equal opportunity and nondiscrimination in employment, and the use of minority business enterprises, to the extent that any such laws, orders and regulations are applicable in the performance of their work hereunder. For the purpose of this Agreement, the provisions of such laws, orders and regulations shall be deemed an integral part of this Agreement to the same extent as if they were written at length herein.

18.  NON-SUBORNATION.

     Each Party agrees that in performance of its obligations under this Agreement, it will not make or offer to make any payments to, or confer, or offer to confer any benefit upon any employee, agent or fiduciary of any third party, with the intent to influence the conduct of such employee, agent or

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fiduciary in relation to the business of such third party, in connection with this Agreement.

19.  WORK POLICY.

     (a) Consultant agrees to observe the working hours, work rules, building security measures and holiday schedule of Company when on Company premises, which will be provided to Consultant upon request; provided, however, that adherence to such working hours and schedules shall not constitute justification for non-accomplishment of agreed upon schedules and deadlines.

     (b) Consultant further agrees to employ all reasonable efforts to meet Company's assignment deadlines and documentation standards, as applicable. Unless otherwise agreed upon, Consultant shall meet with Company personnel to discuss and review the progress of the current assignment on a regular basis.

20.  GENERAL PROVISIONS.

     (a) Paragraph Headings. Paragraph headings are for convenience only and shall not be a part of the Terms and Conditions of this Agreement.

     (b) Waiver. Failure by either party at any time to enforce any obligation by the other party, to claim a breach of any term of this Agreement or to exercise any power agreed to hereunder will not be construed as a waiver of any right, power or obligation under this Agreement, will not affect any subsequent breach, and will not prejudice either party as regards any subsequent action.

     (c) Severability. If any term or provision of this Agreement should be declared invalid by a court of competent jurisdiction, the remaining terms and provisions of this Agreement shall remain unimpaired and in full force and effect.

     (d) Subcontractors. Company reserves the right of approval of all subcontractors, which approval will not be unreasonably withheld by Company. Approval of any subcontractor by Company shall not constitute the superseding or waiver of any right of Company to reject work which is not in conformance with its standards or this Agreement. Consultant shall be fully responsible for its subcontractors. Nothing in this Agreement shall be construed to create any contractual relationship between Company and any subcontractor, nor any obligation on the part of Company to pay or to see to the payment of any money due any subcontractor as may otherwise be required by law.

     (e) Record Retention. Consultant agrees to maintain complete and accurate accounting records in accordance with sound accounting practices to substantiate Consultant"s charges hereunder. Consultant shall preserve such records for a period of not less than two (2) years after completion of the pertinent Services. Company shall have access to such records for purposes of audit through an accounting firm selected and paid by Company, provided Company shall be limited to one audit. Any such review of Consultant"s records shall be conducted upon not less than seven (7) calendar days prior written notice at a place where Consultant"s records are customarily maintained at reasonable times during normal business hours.

     (f) Assignment. Neither party may assign any rights or obligations under this Agreement without the prior consent of the other; provided, however, that Company may assign any rights or obligations to a subsidiary or affiliate or to any third party assuming all or part of the business function of the Company unit which will receive the Services and provided hereunder upon notice to Consultant.

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     (g) Modification. No modification, waiver or amendment of any term or conditions of this Agreement shall be effective unless and until it shall be reduced to writing and signed by both of the parties hereto or their legal representatives. All legally required amendments will automatically become part of this Agreement in ten (10) days after notification to both parties.

     (h) Survival. The provisions of this Agreement that by their nature and content are intended to survive the performance hereof, shall so survive the completion and termination of this Agreement.

     (i) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of Nevada if the Agreement were made in Nevada for performance entirely within the State of Nevada. Both parties consent to jurisdiction and venue in the state and federal courts of the State of Nevada.

     (j) Complete Agreement. This Agreement together with Appendix A constitutes the entire agreement of the parties with respect to its subject matter and may not be modified in any way except by written agreement signed by both parties. There are no other agreements either express of implied with regard to this subject matter.

IN WITNESS WHEREOF, the parties hereto, through their duly authorized officers, have executed this Agreement as of the day and year first set forth below.


Company                                 Consultant


By: /s/ Steven E. Stocker               By: /s/ Jonathan A. Firestein
    ------------------------------          ------------------------------------
    Steven E. Stocker                       Jonathan A. Firestein
    President                               Individually

Date: 8-1-02                            Date: 8-1-02

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                                   APPENDIX A

Consultant will assist Company in the design, development, and marketing of the Company's product, the FreedomFlask, including the creation of the design requirements and specifications, package selection and outsourcing of the manufacturing. Consultant's work product will consist of findings and recommendations, delivered in a timely manner and in a format requested by Company.

Services will be provided by Consultant in accordance with the following rates:

          1. Consultant shall receive $2.50 for each unit of the FreedomFlask that the Company sells to an end user.

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